Exhibit 17.1

RESIGNATION

Ms. Tania M. Torruella

President and Chairman of the Board of Directors

TMT Capital Corporation, f/k/a Bootie Beer Corporation

1890 Kentucky Avenue,

Winter Park, Florida 32789

Dear Ms. Torruella:

I, Stephanie Stans Warren, hereby resign from my position as a Director of TMT Capital Corporation. f/k/a Bootie Beer Corporation, a Florida corporation (the “Company”), effective immediately as of the date below. The foregoing resignation applies to all offices held by me at the Company whether or not identified above.

Date: June 12, 2007	/s/ Stephanie Stans Warren
Stephanie Stans Warren

cc: Charley McCue